UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK MUNIYIELD NEW YORK QUALITY FUND, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

BLACKROCK MUNIYIELD NEW YORK QUALITY FUND, INC.

50 Hudson Yards

New York, NY 10001

AMENDMENT TO

PROXY STATEMENT FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 17, 2024

On April 25, 2024, BlackRock MuniYield New York Quality Fund, Inc. (the “Fund”) filed a definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”), which was distributed in connection with the annual meeting of shareholders of the Fund to be held on Monday, June 17, 2024 at 11:00 a.m. (Eastern time) (the “Meeting”). The Fund is filing this amendment (this “Amendment”) to the Proxy Statement to add the following as a sub-section of the section of the Proxy Statement entitled “ADDITIONAL INFORMATION”:

Standstill Agreement

On May 3, 2024, the Fund and the Advisor entered into a standstill agreement (the “Agreement”) with Karpus Management, Inc. (“Karpus”). During the effective period of the Agreement, Karpus, the Fund and the Advisor agreed to be bound by the terms of the Agreement, which include an agreement by Karpus to (1) abide by certain standstill covenants, and (2) vote its Common Shares in accordance with the recommendation of the Board on all proposals submitted to shareholders, including proposals submitted at the Fund’s 2024 annual meeting of shareholders. The Agreement will remain in effect until the earlier of (A) May 3, 2027 and (B) 10 days prior to the record date for the Fund’s 2027 annual meeting of shareholders, unless the Agreement is terminated earlier by the parties.

Important Information

This Amendment should be read in conjunction with the Fund’s Proxy Statement filed with the SEC on April 25, 2024. To the extent that information in this Amendment differs from or updates information contained in the Proxy Statement, the information in this Amendment controls. This Amendment does not change or update any of the other disclosures contained in the Proxy Statement.

The date of this Amendment is May 7, 2024.